UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): July 20, 2007

MSTI Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136592	26-0240347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259-263 Goffle Road Hawthorne, New Jersey	07506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 304-6080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2007, our Board of Directors appointed Richard J. Leimbach to serve as our Vice President of Finance, and act as our principal financial and accounting officer. Mr. Leimbach has served as a financial consultant to us since February 2006. Mr. Leimbach is a certified public accountant with over fourteen years of public accounting and private industry experience. Mr. Leimbach has been the Vice President of Finance and Controller of Telkonet, Inc. (AMEX: TKO), our majority stockholder and a provider of broadband access, since January 2004. Prior to joining Telkonet, from October 2001 to January 2004, Mr. Leimbach was the Controller at Ultrabridge, Inc., an applications solution provider. Mr. Leimbach also served as Corporate Accounting Manager for Snyder Communications, Inc., a global provider of integrated marketing solutions, from July 1998 to August 2001.

Other than Mr. Leimbach being an officer of Telkonet, with which we have certain related party transactions, there are no related party transactions between us and Mr. Leimbach that are reportable under Item 404(a) of Regulation S-B.

We have a co-marketing agreement with Telkonet, Inc., which owns approximately 63% of our outstanding common stock. Since January 1, 2005, $244,271 was paid to Telkonet pursuant to the terms of this agreement.

Telkonet, Inc. has made approximately $7,004,000 in unsecured loans to Microwave Satellite Technologies, Inc., bearing interest at approximately 8% per annum.  Since May 24, 2007, we have made principal and interest payments in the aggregate amount of approximately $2,381,000, and $5,000,000 of such indebtedness was converted into 5,000,000 shares of our common stock at a conversion price of $1.00 per share. Additionally, on July 18, 2007, Telkonet issued unregistered shares of its common stock worth approximately $1,500,000 as consideration for the acquisition of substantially all of the assets of Newport Telecommunications Co.  At July 26, 2007, approximately $1,558,000 remained outstanding under these loans.

There is no family relationship among Mr. Leimbach and our other effective officers and directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 26, 2007

MSTI Holdings, Inc.

By:	/s/ Frank T. Matarazzo
Frank T. Matarazzo
Chief Executive Officer